EXHIBIT 5.1

                               Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                             Arvada, Colorado 80002
                                 (303) 422-8127
                               (303) 431-1567 fax


                                  July 3, 2002

ATNG, Inc.
3435 Wilshire Blvd., Suite 2040
Los Angeles, CA 90010

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ATNG, Inc. (the ("Company") of a Registration Statement on form S-8 (the "Registration Statement") with the United States Securities and Exchange Commission covering the offering of an aggregate of 1,500,000 shares of the common stock of the Company (the "Shares").

In connection with this opinion, we have examined the Registration Statement and the Company's Amended and Restated Articles of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us a copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the plans referenced above and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Sincerely yours,

                              /s/Michael A. Littman